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                                                                    EXHIBIT 12.1

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                          CAPROCK COMMUNICATION, CORP.


                                                                                   Fiscal Year Ended
                                                                                   -----------------
                                                              1995         1996          1997         1998          1999
                                                            --------     --------      --------     --------      --------
                                                                         ($ in thousands, except for ratios)
     Interest expensed and capitalized ................     $    536     $    774      $  1,735     $  9,642      $ 34,016
     Amortized discounts and capitalized expenses
       related to indebtedness ........................            7           59           311          202         1,154
     Rental expense attributed to interest ............          180          253           473          343         1,562
                                                            --------     --------      --------     --------      --------
          Total fixed charges .........................          723        1,086         2,519       10,187        36,732

     Pre-tax income ...................................           23          551         4,075        1,490        (5,621)
     Fixed charges ....................................          723        1,086         2,519       10,187        36,732
     Amortization of capitalized interest .............           --           --             7           16           352
     Interest capitalized .............................           --         (143)           --         (183)       (6,724)
                                                            --------     --------      --------     --------      --------
          Total earnings ..............................     $    746     $  1,494      $  6,601     $ 11,510      $ 24,739

     Ratio of earnings to fixed charges ...............          1.0          1.4           2.6          1.1            --

     Deficiency .......................................           --           --            --           --        11,993
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